Moody National REIT II, Inc. POS AM

Exhibit 10.16

Assignment and Assumption of AGREEMENT OF PURCHASE AND SALE

This Assignment and Assumption of Agreement of Purchase and Sale (“Assignment”) is entered into between Moody National Companies, L.P., a Texas limited partnership (“Assignor”), and Moody National REIT II, Inc., a Maryland corporation (“Assignee”), as of January 28, 2016 (“Effective Date”).

RECITALS

A.     Pursuant to the terms of that certain Purchase and Sale Agreement dated as of October 26, 2015 (as amended, modified or supplemented, the “Purchase Agreement”), by and among certain tenant-in-common fee owners and Moody National SHS Seattle MT, LLC, each a Delaware limited liability company (collectively, “Seller”), as seller, Assignor agreed to acquire the Property (as such term is defined in the Purchase Agreement) commonly referred to as the Springhill Suites – Seattle, as more particularly described in the Purchase Agreement.

B.     Although certain amendments and notices purported to indicate that the Agreement had been assigned to an affiliate, no previous assignment was formally authorized, executed or delivered.

C.     Assignor desires to assign Assignor’s rights and interests in the Purchase Agreement to Assignee, and Assignee wishes to assume all of Assignors rights and interests in the Contract.

D.     The Parties desire to enter into this Assignment to, among other things, assign the Assignor’s rights and interests in the Purchase Agreement to Assignee and to evidence Assignee’s assumption of Assignor’s obligations and liabilities under the Purchase Agreement.

ASSIGNMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Payment. In consideration for this Assignment, Assignee shall pay Assignor the sum of Two Million and No/100 Dollars ($2,000,000.00), the same being the amount of the Earnest Money paid by Assignor under the Agreement.

2.     Assignment of Contract. Assignor hereby assigns and transfers its interest in the Purchase Agreement to Assignee. Assignor hereby represents and warrants that no previous assignment of the Agreement was previously effectuated, all references to any other successor-in-interest were made in error and that Assignor has all right, title and interest in the Agreement.

3.     Assumption. Assignee hereby acknowledges and agrees to all of the terms of the Purchase Agreement and accepts the foregoing assignment and assumes and agrees to perform all obligations of Assignor under the Purchase Agreement, in accordance with the terms thereof.

4.     Counterparts; Facsimile Signatures. This Assignment may be executed in multiple counterparts which, when combined together, shall constitute an original of this Assignment. In addition, facsimile signatures of the parties shall be effective on all counterparts of this Assignment.

Executed as of the date set forth above.

ASSIGNOR:

MOODY NATIONAL COMPANIES, L.P., a Texas limited partnership

By:	Moody National Companies GP, LLC, a Texas limited liability company, General Partner

By:
Name:
Title:

ASSIGNEE:

Moody National REIT II, Inc., a Maryland corporation

By:
Name:
Title: